Exhibit 99.3
ALPHA NATURAL RESOURCES, INC.

1996 EXECUTIVE STOCK PLAN

As Amended and Restated Effective June 1, 2011

ARTICLE I

DEFINITIONS

In connection with the Agreement and Plan of Merger, dated as of January 28, 2011 (the "Merger Agreement"), by and among Alpha Natural Resources, Inc. (the "Company"), its subsidiary and Massey Energy Company ("Massey"), Massey merged with the Company's subsidiary and the Company assumed Massey's obligations hereunder, effective on June 1, 2011.

Sec. 1.1 DEFINITIONS

As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)	"Award" shall mean an award of Restricted Stock pursuant to the provisions of Article VI hereof.

(b)	"Awardee" shall mean an Eligible Employee to whom Restricted Stock has been awarded hereunder.

(c)	"Board" shall mean the Board of Directors of the Company.

(d)	"Change of Control" of the Company shall be deemed to have occurred if:

(i)
a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person) shares of the Company having thirty (30) percent or more of the total number of votes that may be cast for the election of directors of the Company; or

(ii)
as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company and be replaced by persons whose appointment or election is not endorsed by the majority of directors before the Transaction.

To the extent that a participant must consent to the change of this definition, the change will not be effective unless such consent is obtained.  To the extent that a participant's consent has not been obtained, the definition in effect immediately prior to this amendment shall be controlling with regard to such participant.

(e)	"Code" shall mean the Internal Revenue Code of 1986, as amended.

(f)	"Committee" shall mean the Compensation Committee of the Board.

(g)	"Company" shall mean Alpha Natural Resources, Inc.

(h)	"Eligible Employee" shall mean an employee who is an officer of the Company or any Subsidiary or who is a member of the Executive Management Team of the Company and its Subsidiaries.

(i)	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(j)
"Executive Management Team" shall mean those employees who have been determined to be eligible to participate in the Fluor Corporation and Subsidiaries Executive Incentive Compensation Program or in other similar management incentive compensation programs of any Subsidiary.

(k)
"Fair Market Value" shall mean the average of the highest price and the lowest price per share at which the Stock is sold in the regular way on the New York Stock Exchange on the day an Option is granted hereunder or, in the absence of any reported sales on such day, the first preceding day on which there were such sales.

(l)	"Incentive Stock Option" shall mean an incentive stock option, as defined under Section 422 of the Code and the regulations thereunder, to purchase Stock.

(m)	"Nonqualified Stock Option" shall mean a stock option other than an Incentive Stock Option to purchase Stock.

(n)	"Option" shall mean an option to purchase Stock granted pursuant to the provisions of Article V hereof and refers to both Incentive Stock Options and Nonqualified Stock Options.

(o)	"Optionee" shall mean an Eligible Employee to whom an Option has been granted hereunder.

(p)	"Plan" shall mean the Alpha Natural Resources, Inc. 1996 Executive Stock Plan, the current terms of which are set forth herein.

(q)
"Prior Plans" shall mean the 1971 Fluor Stock Option Plan, the 1977 Fluor Executive Stock Plan, the 1981 Fluor Executive Stock Plan, the 1982 Fluor Executive Stock Option Plan and the 1988 Fluor Executive Stock Plan.

(r)
"Restricted Stock" shall mean Stock that may be awarded to an Eligible Employee by the Committee pursuant to Article VI hereof, which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met.  Conditions may be based on continuing employment or achievement of preestablished performance objectives.

(s)
"Return on Average Shareholders' Equity" shall mean, for any fiscal year, the percentage amount reported as "Return on Average Shareholders Equity" in the "Highlights" section of the Company's Annual Report to Stockholders for such fiscal year.

(t)	"Restricted Stock Agreement" shall mean the agreement between the Company and the Awardee with respect to Restricted Stock awarded hereunder.

(u)
"Stock" shall mean the Common Stock of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

(v)	"Stock Option Agreement" shall mean the agreement between the Company and the Optionee under which the Optionee may purchase Stock hereunder.

(w)
"Stock Payment" shall mean a payment in shares of Stock to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to any Eligible Employee of the Company.

(x)
"Subsidiary" shall mean any corporation, the majority of the outstanding capital stock of which is owned, directly or indirectly, by the Company or any partnership or joint venture in which either the Company or such a corporation is at least a twenty percent (20%) equity participant.

(y)
"Ten Year Treasury Yield" shall mean, for any fiscal period, the daily average percent per annum yield for U. S. Government Securities—10 year Treasury constant maturities, as published in the Federal Reserve statistical release or any successor publication.

ARTICLE II

GENERAL

Sec. 2.1 NAME

This Plan shall be known as the "Alpha Natural Resources, Inc. 1996 Executive Stock Plan."

Sec. 2.2 PURPOSE

The purpose of the Plan is to advance the interests of the Company and its stockholders by affording to Eligible Employees of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interest in the Company by the grant to such employees of Options or Awards under the terms set forth herein.  By thus encouraging such employees to become owners of Company shares, the Company seeks to motivate, retain and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

Sec. 2.3 EFFECTIVE DATE

The Plan was originally effective March 2, 1996 upon its approval by the holders of a majority of the shares of Stock of the Company and the Plan was finally amended and restated effective June 1, 2011.

Sec. 2.4 LIMITATIONS

Subject to adjustment pursuant to the provisions of Section 10.1 hereof, the aggregate number of shares of Stock which may either be issued as Awards, subject to Options or issued pursuant to the exercise of Options shall not exceed the sum of (a) 4,840,000 plus (b) that number of shares represented by options, awards or rights under Prior Plans which expire or are otherwise terminated at any time after the original effective date of this Plan.  Any such shares may be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

Sec. 2.5 OPTIONS AND AWARDS GRANTED UNDER PLAN

Shares of Stock with respect to which an Option granted hereunder shall have been exercised, and shares of Stock received pursuant to a Restricted Stock Agreement executed hereunder with respect to which the restrictions provided for in Section 6.3 hereof shall have lapsed, shall not again be available for Option or Award grant hereunder.  If Options granted hereunder shall expire or terminate for any reason without being wholly exercised, or if Restricted Stock is acquired by the Company pursuant to the provisions of paragraph (c) of Section 6.3 hereof, new Options or Awards may be granted hereunder covering the number of shares to which such Option expiration or termination or Restricted Stock acquisition relates.

ARTICLE III

PARTICIPANTS

Sec. 3.1 ELIGIBILITY

Any Eligible Employee shall be eligible to participate in the Plan; provided, however, that no member of the Committee shall be eligible to participate while a member of the Committee.  The Committee may grant Options or Awards to any Eligible Employee in accordance with such determinations as the Committee from time to time in its sole discretion shall make.

ARTICLE IV

ADMINISTRATION

Sec. 4.1 DUTIES AND POWERS OF COMMITTEE

The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from among Eligible Employees those to whom and the time or times at which Options or Awards may be granted, the number of shares of Stock to be subject to each Option or Award and the period for the exercise of such Option which need not be the same for each grant hereunder.  Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement and Restricted Stock Agreement, and to make all other determinations necessary or advisable in the administration of the Plan.

Sec. 4.2 MAJORITY RULE

A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by a majority of the whole Committee shall constitute the action of the Committee.

Sec. 4.3 COMPANY ASSISTANCE

The Company shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require.  The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V

OPTIONS

Sec. 5.1 OPTION GRANT AND AGREEMENT

Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee, which Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.  In no event shall the total number of shares of Stock subject to Options granted hereunder to any Eligible Employee in any fiscal year exceed five percent (5%) of the total number of shares authorized to be issued under the Plan on the effective date of the Plan.

Sec. 5.2 PARTICIPATION LIMITATION

The Committee shall not grant an Incentive Stock Option to any employee for such number of shares of Stock that, immediately after the grant, the total number of shares of Stock owned or subject to Options exercisable by and/or Awards outstanding in the hands of such employee (or by such persons whose shares such employee is considered as owning pursuant to the provisions of the second succeeding sentence) exceed ten percent of the total combined voting power of all classes of stock of the Company.  This restriction does not apply if, at the time such Incentive Stock Option is granted, the Incentive Stock Option purchase price is at least 110% of the Fair Market Value on the date of grant and the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.  For purposes of this Section 5.2, an employee shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and the stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

Sec. 5.3 OPTION PRICE

The purchase price of Stock under each Option will be determined by the Committee but may not be less than the Fair Market Value on the date of grant.

Sec. 5.4 OPTION PERIOD

Each Option granted hereunder must be granted within ten years from the effective date of the Plan.  The period for the exercise of each Option shall be determined by the Committee, but in no instance shall such period exceed ten years from the date of grant of the Option.

Sec. 5.5 OPTION EXERCISE

(a)
Options granted hereunder may not be exercised unless and until the Optionee shall have been or remained in the employ of the Company or its Subsidiaries for one year from and after the date such Option was granted, except as otherwise provided in Section 5.7 hereof.

(b)
Options may be exercised with respect to whole shares only, for such shares of Stock and within the period permitted for the exercise thereof as determined by the Committee, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office in the State of Delaware, and payment in full to the Company at said office of the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised.  The purchase price may be paid by the assignment and delivery to the Company of shares of Stock or a combination of cash and shares of Stock equal in value to the exercise price.  Any shares assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

(c)
The Fair Market Value of the Stock at the date of grant for which any employee may exercise Incentive Stock Options in any calendar year under the Plan (or any other stock option plan of the Company adopted after December 31, 1986) may not exceed $100,000.

Sec. 5.6 NONTRANSFERABILITY OF OPTION

No Option shall be transferred by an Optionee otherwise than in accordance with such rules as may be established by the Committee from time to time.  During the lifetime of an Optionee, the Option shall be exercisable only in accordance with such rules as may be established by the Committee from time to time.

Sec. 5.7 EFFECT OF DEATH OR OTHER TERMINATION OF EMPLOYMENT

(a)
If, prior to a date one year from the date on which an Option shall have been granted, the Optionee's employment with the Company or its Subsidiaries shall be terminated by the Company or Subsidiary with or without cause, or by the act of the Optionee, the Optionee's right to exercise such Option shall terminate and all rights thereunder shall cease; provided, however, that if the Optionee shall die, retire or become permanently and totally disabled, as determined in accordance with applicable Company personnel policies, or if the Optionee's employment with the Company or its Subsidiaries shall be terminated within two years after a Change of Control of the Company and such termination occurs prior to a date one year from the date on which an Option shall have been granted, such Option shall become exercisable in full on the date of such death, retirement, disability or termination of employment.

(b)
If, on or after one year from the date on which an Option shall have been granted, an Optionee's employment with the Company or its Subsidiaries shall be terminated for any reason other than death, retirement or permanent total disability, or within two years following a Change of Control of the Company, the Optionee shall have the right, during the period ending three months after such termination, to exercise such Option to the extent that it was exercisable at the date of such termination and shall not have been exercised, subject, however, to the provisions of Section 5.4 hereof.

(c)
Upon termination of an Optionee's employment with the Company or its Subsidiaries by reason of retirement or permanent total disability, as determined in accordance with applicable Company personnel policies, or within two years following a Change of Control of the Company, such Optionee shall have the right, during the period ending three years after such termination, to exercise his Option in full, without regard to any installment exercise provisions, to the extent that it shall not have been exercised, subject, however, to the provisions of Section 5.4 hereof.

(d)
If an Optionee shall die (i) while in the employ of the Company or its Subsidiaries, or (ii) within three months after termination of employment where such termination did not occur either by reason of retirement or permanent total disability or within two years following a Change of Control of the Company, or (iii) within three years after termination of employment where such termination occurred either by reason of retirement or permanent total disability or within two years following a Change of Control of the Company, the executor or administrator of the estate of the decedent or the person or persons to whom an Option granted hereunder shall have been validly transferred by the executor or the administrator pursuant to a will or the laws of descent and distribution shall have the right, during the period ending three years after the date of the Optionee's death, to exercise the Optionee's Option (A) in full, without regard to any installment exercise provisions, to the extent that it shall not have been exercised, if the Optionee shall have died while in the employ of the Company or its Subsidiaries or within three years after termination of employment where such termination occurred either by reason of retirement or permanent total disability or within two years following a Change of Control of the Company, or (B), to the extent that it was exercisable at the date of the Optionee's death and shall not have been exercised, if the Optionee shall have died within three months after termination off employment where such termination did not occur by reason of either retirement or permanent total disability or within two years following a Change of Control of the Company, subject, however, to the provisions of Section 5.4 hereof.

(e)
No transfer of an Option by the Optionee by a will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

(f)
The foregoing notwithstanding, the Committee may elect, in its sole discretion, to make grants of Options which have provisions regarding the effect of death or other termination of employment which are different than those set forth in paragraphs (a) through (d) of this Section 5.7, provided that such provisions do not materially increase the benefits that would otherwise accrue to an Optionee under paragraphs (a) through (d) of this Section 5.7.

Sec. 5.8 RIGHTS AS STOCKHOLDER

An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.

ARTICLE VI

AWARDS

Sec. 6.1 AWARD GRANT AND RESTRICTED STOCK AGREEMENT

The Committee may grant Awards of Restricted Stock to Awardees.  No Awards may be made during any fiscal year unless, for the preceding fiscal year, Return on Average Shareholders' Equity exceeded the Ten Year Treasury Yield by more than three percentage points.  Each Award granted hereunder must be granted within ten years from the effective date of the Plan and shall be evidenced by minutes of a meeting or the written consent of the Committee.  The Committee shall from time to time establish various Award grade levels which shall set forth the maximum number of shares which may be awarded annually to each Eligible Employee in each grade level.  The Committee shall have the sole discretion and authority to make an Award to an Eligible Employee of less than the maximum number of shares applicable to his assigned grade level or to make no Award at all to any such Eligible Employee.  In no event shall the total number of shares of Restricted Stock awarded to an Eligible Employee in any fiscal year exceed 15,000.

The Awardee shall be entitled to receive the Stock subject to such Award only if the Company, and the Awardee, within 30 days after the date of the Award, enter into a written Restricted Stock Agreement dated as of the date of the Award, which Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

Sec. 6.2 CONSIDERATION FOR ISSUANCE

No shares of Restricted Stock shall be issued to an Awardee hereunder unless and until the Committee shall have determined that consideration has been received by the Company, in the form of labor performed for or services actually rendered to the Company by the Awardee, having a fair value of not less than the then fair market value of a like number of shares of Stock subject to all of the herein provided conditions and restrictions applicable to Restricted Stock, but in no event less than the par value of such shares.

Sec. 6.3 RESTRICTIONS ON SALE OR OTHER TRANSFER

Each share of Stock received pursuant to each Restricted Stock Agreement shall be subject to acquisition by Fluor Corporation, and may not be sold or otherwise transferred except pursuant to the following provisions:

(a)
The shares of Stock represented by the Restricted Stock Agreement shall be held in book entry form with the Company's transfer agent until the restrictions lapse in accordance with the conditions established by the Committee pursuant to Section 6.4 hereof, or until the shares of stock are forfeited pursuant to paragraph (c) of this Section 6.3.  Notwithstanding the foregoing, the Awardee may request that, prior to the lapse of the restrictions or forfeiture of the shares, certificates evidencing such shares be issued in his name and delivered to him, and each such certificate shall bear the following legend:

"The shares of Alpha Natural Resources, Inc. common stock evidenced by this certificate are subject to acquisition by Alpha Natural Resources, Inc., and such shares may not be sold or otherwise transferred except pursuant to the provisions of the Restricted Stock Agreement by and between Alpha Natural Resources, Inc. and the registered owner of such shares."

(b)	No such shares may be sold, transferred or otherwise alienated or hypothecated so long as such shares are subject to the restriction provided for in this Section 6.3.

(c)
Unless the Committee in its discretion determines otherwise, upon an Awardee's termination of employment for any reason, all of the Awardee's Restricted Stock remaining subject to restriction shall be acquired by the Company effective as of the date of such termination of employment.  Upon the occurrence or non-occurrence of such other events as shall be determined by the Committee and specified in the Awardee's Restricted Stock Agreement relating to any such Restricted Stock, all of such Restricted Stock remaining subject to restriction shall be acquired by the Company upon the occurrence or non-occurrence of such event.

Sec. 6.4 LAPSE OF RESTRICTIONS

The restrictions imposed upon Restricted Stock under Section 6.3 above will lapse in accordance with such conditions as are determined by the Committee and set forth in the Restricted Stock Agreement.

Sec. 6.5 RIGHTS AS STOCKHOLDER

Subject to the provisions of Section 6.3 hereof, upon the issuance to the Awardee of Restricted Stock hereunder, the Awardee shall have all the rights of a stockholder with respect to such Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

ARTICLE VII

STOCK CERTIFICATES

Sec. 7.1 STOCK CERTIFICATES

The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, or received as Restricted Stock pursuant to a Restricted Stock Agreement executed hereunder, prior to fulfillment of all of the following conditions:

(a)	the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

(b)
the completion of any registration or other qualification of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall in its sole discretion deem necessary or advisable;

(c)	the obtaining of any approval or other clearance from any federal or state governmental agency which the Committee shall in its sole discretion determine to be necessary or advisable; and

(d)
the lapse of such reasonable period of time following the exercise of the Option or the execution of the Restricted Stock Agreement as the Committee from time to time may establish for reasons of administrative convenience.

ARTICLE VIII

STOCK PAYMENT

Sec. 8.1 STOCK PAYMENT

The Committee may approve payments of Stock to any Eligible Employee for all or any portion of the compensation (other than base salary) that would otherwise become payable to such Eligible Employee in cash.

ARTICLE IX

TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

Sec. 9.1 TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

The Board may at any time, upon recommendation of the Committee, terminate, and may at any time and from time to time and in any respect amend or modify, the Plan, provided, however, that no such action of the Board without approval of the stockholders of the Company may:

(a)	increase the total number of shares of Stock subject to the Plan by more than 10%, except as contemplated in Section 10.1 hereof;

(b)	materially increase the benefits accruing to participants under the Plan;

(c)	withdraw the administration of the Plan from the Committee; or

(d)
permit any person while a member of the Committee to receive an Option or Restricted Stock under the Plan; and provided further, that no termination, amendment or modification of the Plan shall in any manner affect any Stock Option Agreement or Restricted Stock Agreement theretofore executed pursuant to the Plan without the consent of such Optionee or Awardee.

ARTICLE X

MISCELLANEOUS

Sec. 10.1 ADJUSTMENT PROVISIONS

(a)
Subject to Section 10.l(b) below, if the outstanding shares of Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Stock or other securities, then (i) the Committee shall make an appropriate and proportionate adjustment in the number and kind of shares or other securities subject to the outstanding Options and Awards and the price for each share or other unit of any other securities subject to outstanding Options without change in the aggregate purchase price or value as to which such Options remain exercisable in such manner as the Committee shall determine in order to retain the economic value or opportunity provided immediately prior to the transaction for which the adjustment is made, and (ii) in all cases, unless the terms of such transaction shall provide otherwise, the Committee may make an appropriate and proportionate adjustment in the maximum number and kind of shares provided in Section 2.4.  Notwithstanding anything to contrary in the foregoing, any such adjustment shall be made in such a manner that will not affect the status of any Award intended to be excepted from treatment as nonqualified deferred compensation under Section 409A of the Code or to qualify as an Incentive Stock Option under Section 422 of the Code.  Adjustments under Section 10.1(a) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive.  No fractional interests will be issued under the Plan resulting from any such adjustments.

(b)
Adjustments under Section 10.1(a) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive.  No fractional interests will be issued under the Plan resulting from any such adjustments.

Sec. 10.2 CONTINUATION OF EMPLOYMENT

Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Employee any right to continue in the employ of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment of any Eligible Employee at any time with or without cause.

Sec. 10.3 COMPLIANCE WITH GOVERNMENT REGULATIONS

No shares of Stock will be issued hereunder unless and until all applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Stock may be listed have been rally met.  As a condition precedent to the issuance of shares of Stock pursuant hereto, the Company may require the employee to take any reasonable action to comply with such requirements.

Sec. 10.4 PRIVILEGES OF STOCK OWNERSHIP

No employee and no beneficiary or other person claiming under or through such employee will have any right, title, or interest in or to any shares of Stock allocated or reserved under the Plan or subject to any Option or Award except as to such shares of Stock, if any, that have been issued to such employee.

Sec. 10.5 DEFERRED COMPENSATION PLAN OMNIBUS PROVISION

Notwithstanding any provisions of the Plan, an Option or an Award to the contrary, if any Option or Award provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan and any applicable Option or Award shall be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed).  For purposes of Sections 5.5(b), 6.4, 7.1, 9.1, 10.1, 10.3, and 10.6, actions taken by the Board or the Committee, as applicable, shall be undertaken in a manner that either (a) will not negatively affect the status of any Award, Option, or Restricted Stock intended to be excepted from treatment as deferred compensation subject to Section 409A of the Code, or (b) will otherwise comply with Section 409A of the Code.  In no event shall any member of the Committee or the Company (or its employees officers or directors) have any liability to any Optionee or Awardee (or any other person) due to the failure of an Option or Award to satisfy the requirements of Section 409A of the Code.

Sec. 10.6 WITHHOLDING

The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold in connection with any Option or Award.  The Company may require the employee to satisfy any relevant tax requirements before authorizing any issuance of Stock to the employee.  Such settlement may be made in cash or Stock.

Sec. 10.7 NON-TRANSFERABILITY

No Option or Award and no other right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature, except in accordance with such rules as may be established by the Committee from time to time.

Sec. 10.8 OTHER COMPENSATION PLANS

The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Subsidiary.

Sec. 10.9 PLAN BINDING ON SUCCESSORS

The Plan shall be binding upon the successors and assigns of the Company.

Sec. 10.10 SINGULAR, PLURAL; GENDER

Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

Sec. 10.11 HEADINGS, ETC., NO PART OF PLAN

Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.